Exhibit 8.1

[FORM OF OPINION OF SIMPSON THACHER & BARTLETT LLP]

[—], 2012

ITC Holdings Corp.

27175 Energy Way

Novi, MI 48377

Re:    Mid South TransCo LLC Merger

Ladies and Gentlemen:

We have acted as counsel to ITC Holdings Corp., a Michigan corporation (“ITC”), in connection with the merger of ITC Midsouth LLC (formerly known as Ibis Transaction Subsidiary LLC), a Delaware limited liability company (“Merger Sub”) with and into Mid South TransCo LLC, a Delaware limited liability company (“TransCo”) and wholly-owned subsidiary of Entergy Corporation, a Delaware Corporation (“Entergy”) (such transaction, the “Merger”) pursuant to the Merger Agreement, dated as of December 4, 2011 (the “Agreement”), by and among Entergy, TransCo, ITC, and Merger Sub. The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” This opinion is being delivered in connection with the filing of the registration statement on Form S-4 (the “Registration Statement”) by ITC with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in relation to the Merger and to which this opinion appears as an exhibit.

We have examined (i) the Agreement, (ii) the Registration Statement, (iii) the request for rulings submitted by Entergy to the Internal Revenue Service (the “Service”) on July 27, 2012, including the exhibits attached thereto (the “Ruling Request”) and (iv) representation letters of ITC, Merger Sub, Entergy and TransCo delivered to us in connection with this opinion (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering our opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Agreement, (ii) the statements concerning the Merger set forth in the Agreement, the Registration Statement and the Ruling Request are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by ITC, Merger Sub, Entergy and TransCo in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and (iv) any representations made in the Agreement, the Representation Letters or the Ruling Request “to the knowledge of”, or based on the belief of ITC, Merger Sub, Entergy and TransCo or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement.

Our opinion only relates to certain of the matters discussed in the Registration Statement under the heading “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS” and only addresses U.S. federal income tax consequences of the Merger to TransCo and U.S. holders (as defined in the Registration Statement) of TransCo common units that hold their TransCo common units as a capital asset for U.S. federal income tax purposes.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we are of the opinion that:

1.	the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

2.	TransCo will recognize no gain or loss, and include no amount in income, as a result of the Merger;

3.	no gain or loss will be recognized by, and no amount will be included in the income of, holders of TransCo common units upon the receipt of ITC common stock in the Merger (except with respect to cash received in lieu of fractional shares of ITC common stock);

4.	the tax basis of ITC common stock received by a TransCo common unit holder in the Merger (including fractional shares for which cash is received) will equal the tax basis of the TransCo common units with respect to which the ITC common stock was received;

5.	the holding period of the ITC common stock received by a TransCo common unit holder in the Merger will include the holding period of the TransCo common units with respect to which the ITC common stock was received; and

6.	gain or loss will be recognized by TransCo common unit holders who receive cash instead of fractional shares of ITC common stock in the Merger equal to the difference between the amount of cash received and their tax basis in their fractional shares of ITC common stock.

In rendering our opinion, we have relied on the Code, Treasury Regulations, judicial authorities, published positions of the Service and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Agreement or the Ruling Request, could affect our conclusions. An opinion of counsel is not binding on the Service or any court. No assurance can be given that the Service would not assert, or that a court would not sustain, a position contrary to this opinion.

We express our opinion herein only as to those U.S. federal income tax matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the references to our firm name therein.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP

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